United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 15, 2015

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7740 East Evans Rd.

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 15, 2015, the Registrant appointed William Lupo, Jr. as its CEO, and the Registrant and Mr. Lupo entered into an employment agreement (“Agreement”).  The Agreement is for a 2 year term (renewable by agreement), provides for a starting base salary of $250,000 per year, subject to increase to $300,000 per year upon completion of a $3 million capital raise, and equity compensation aggregating six million shares of the Registrant’s restricted common stock (one million upon signing and five million issuable in eight quarterly installments of 625,000 shares over the next two years). The Agreement also provides that Mr. Lupo will be appointed to the board of directors of the Registrant. Concurrently with Mr. Lupo’s appointment as CEO, John Bluher resigned as CEO of the Registrant and was appointed its President.

Prior to joining the Registrant, Mr. Lupo held the following positions:

➢

From February 2012 until July, 2015, Mr. Lupo was the CEO of ProjectX, a technology consulting firm he founded located in California.

➢

Since November 2014, Mr. Lupo has been the CEO of Smokeio, a technology startup he founded that allows consumers to search, procure and receive their legal cannabis purchase at their designated location.

➢

November 2013 - November 2014, Mr. Lupo was the COO of Ghostgroup/WeedMaps, an online directory of medical marijuana dispensaries based in greater Los Angeles, California.

➢

July 2013 - November 2014, Mr. Lupo was the Chief Revenue Officer of MomentFeed, an online marketing platform, based in Santa Monica, California, that enables businesses to market their brands digitally to their targeted customers.

➢

August 2010 - May 2012, Mr. Lupo was VP, Digital Services at Deluxe Interactive, a digital marketing firm based in Los Angeles, California.

➢

October 2008 - August 2010, Mr. Lupo was VP of Sales at WebVisible, an online advertising firm that allowed advertisers to manage local online campaigns on Google, Yahoo, Bing and others.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	July 21, 2015	By:	/s/William Lupo, Jr.
William Lupo, Jr.
CEO

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